For more information: Michael R. Cox
765.463.4527
mcox@bioanalytical.com

BASi Announces Election of New Chairman of the Board

WEST LAFAYETTE, IN, November 16, 2007 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that its Board of Directors elected William Baitinger to be the Chairman of the Board.

Mr. Baitinger has served as a director of BASi since 1979. He replaces Peter T. Kissinger, Ph.D., who resigned from his office as Chairman of the Board in September of 2007.

President, Chief Executive Officer and Director Dick Shepperd noted that "I am pleased to announce Bill's election as Chairman of the Board. Bill brings a depth of knowledge of BASi, its business and its history that will be highly valuable to the Board of Directors. I look forward to working more closely with him going forward."

BASi is a contract research and research products company providing services and laboratory instruments to the world’s leading drug development companies and life science research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to board transition matters, the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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